Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                     CALCULATION OF EARNINGS PER SHARE
                                (Unaudited)

                                               Three Months Ended      Six Months Ended
                                                     June 30,              June 30,
                                                 1994       1993       1994        1993
                                         (in thousands, except share and per share amounts)

Primary Earnings Per Share
 Earnings on common stock
   Net income                                  $ 75,601   $ 61,245   $248,664   $207,473
   Preferred stock dividends                     (3,721)    (4,295)    (7,443)    (8,815)
                                               $ 71,880   $ 56,950   $241,221   $198,658

Average number of common shares
 outstanding                                    243,546    237,832    242,986    237,702
 Primary earnings per share of
  common stock
                                               $   0.30   $   0.24   $   0.99   $   0.84

Fully Diluted Earnings Per Share
 Adjusted earnings on common stock
   Net income                                  $ 75,601   $ 61,245   $248,664   $207,473
   Preferred stock dividends                     (3,721)    (4,295)    (7,443)    (8,815)
   Add back:
     Dividends on convertible
      preferred stock                             3,721      4,295      7,443      8,815
                                               $ 75,601   $ 61,245   $248,664   $207,473

 Average number of common shares
  outstanding on a fully diluted basis
   Average number of common shares
    outstanding                                 243,546    237,832    242,986    237,702
   Additional shares issuable upon:
     Conversion of preferred stock               19,352     22,891     19,589     23,515
     Exercise of stock options reduced by the
      number of shares which could have been
      purchased with the proceeds from
      exercise of such options                    4,194      4,239      4,194      4,239
                                                267,092    264,962    266,769    265,456

 Fully diluted earnings per share of
  common stock                                 $   0.28   $   0.23   $   0.93   $   0.78
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